EXHIBIT 23

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation, in this Registration Statement on Form S-8 of EVCARCO, Inc. (A Development Stage Company), of our report dated April 29, 2010 (except for Note 11, the date is June 16, 2010) on our audit of the financial statements of EVCARCO, Inc. as of December 31, 2009 and December 31, 2008 (restated), and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2009, from inception on October 14, 2008 through December 31, 2008 (restated), from inception on October 14, 2008 through December 31, 2009.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
June 22, 2010